Exhibit 21.1
Charlotte’s Web Holdings, Inc.

Subsidiaries

•Charlotte’s Web, Inc. (Delaware)
•Abacus Products, Inc. (British Columbia)
•Abacus Health Products, Inc. (Delaware)
•Abacus Wellness, Inc. (Delaware)
•CBD Pharmaceuticals, Ltd. (Israel)